Exhibit 1.2

AMENDMENT NO. 1 TO BONUS RIGHTS AGREEMENT

Amendment No. 1, dated as of December 10, 2012 (this “Amendment”), to the Bonus Rights Agreement, dated as of September 12, 2005 (the “Rights Agreement”), between Orckit Communications Ltd., an Israeli corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (formerly American Stock Transfer & Trust Company), as Rights Agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights; and

WHEREAS, the Company desires to amend Section 3(a) of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.    Clause (i) of Section 3(a) of the Rights Agreement is hereby amended by inserting the following at the end thereof: "(or such later date as the Board of Directors, with the concurrence of the Audit Committee, shall determine)".

2.   The second sentence of Section 3(a) is hereby amended by replacing the words "the date set forth in clause (ii)" with "the date set forth in clause (i) or (ii)".

3.   Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4.   This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

TIKCRO TECHNOLOGIES LTD.

By:	/s/ Aviv Boim
Name: Aviv Boim
Title: Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:	/s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Senior Vice President